Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BILL BARRETT CORPORATION

Bill Barrett Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Company”), does hereby certify:

1. The Company filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 29, 2002.

2. The Company filed its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on May 10, 2012 (the “Certificate of Incorporation”).

3. This Amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

4. Article FOURTH, Subsection A., of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

FOURTH: A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 375,000,000, consisting of 300,000,000 shares of Common Stock, par value $.001 per share (the “Common Stock”), and 75,000,000 shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”).

Except as otherwise provided above, the Certificate of Incorporation is unchanged and remains in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by its duly authorized officer as of the 17th day of May, 2017.

BILL BARRETT CORPORATION

By:	/s/ Kenneth A. Wonstolen
Name: Kenneth A. Wonstolen
Title: Senior Vice President—General Counsel; and Secretary